UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 19, 2011

Huntsman Corporation

(Exact name of registrant as specified in its charter)

Delaware	001-32427	42-1648585
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

Huntsman International LLC

(Exact name of registrant as specified in its charter)

Delaware	333-85141	87-0630358
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

500 Huntsman Way
Salt Lake City, Utah	84108
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (801) 584-5700

Not applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligations of the registrant under any of the following provisions (see General Instruction A.2. below):

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.06  Material Impairments.

As previously reported in its Form 8-K filed on September 28, 2011, Huntsman Corporation (the “Company”) announced on September 27, 2011 plans to implement a significant restructuring in its Textile Effects division, including the potential closure of its production facilities and business support offices in Basel, Switzerland, as part of an ongoing strategic program aimed at improving its long-term global competitiveness. Those plans are currently subject to employee consultation and accordingly provisional in nature. On October 19, 2011, the Company concluded that an impairment charge of approximately $53 million is required to be recorded in the third quarter for the impairment of long-lived assets at our Basel, Switzerland manufacturing facility. The impairment charge will not impact the Company’s cash flows and is not expected to result in any future cash expenditures.

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On October 20, 2011, L. Russell Healy, Vice President and Controller of the Company, provided notice to the Company of his decision to retire from the Company at the end of the first quarter of 2012 after the completion and filing of the Company’s Annual Report on Form 10-K. Mr. Healy is retiring to pursue charitable volunteer work in Indonesia.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

HUNTSMAN CORPORATION
HUNTSMAN INTERNATIONAL LLC

/s/ L. Russell Healy
L. Russell Healy
Vice President and Controller

Dated: October 21, 2011